Exhibit 5.1

Our ref              YCU/740921-000004/33453447v2

Belite Bio, Inc

12750 High Bluff Drive Suite 475

San Diego, CA 92130

22 October 2025

Dear Sirs

Belite Bio, Inc

We have acted as Cayman Islands legal advisers to Belite Bio, Inc (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the resale by certain selling shareholders named in the Registration Statement (the "Selling Shareholders") of the following securities:

(a)	1,953,124 American depositary shares of the Company (the "ADSs"), each representing one ordinary share of the Company with a par value of US$0.0001 each (the "Resale Shares"); and

(b)	up to an aggregate of 1,953,124 ADSs, each representing one ordinary share of the Company with a par value of US$0.0001 each (the "Warrant Shares", and together with the Resale Shares, the "Shares"), issuable by the Company to the Selling Shareholders upon the exercise by the Selling Shareholders of the Warrants (as defined below).

We are furnishing this opinion as Exhibits 5.1 and 23.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 27 March 2018 and the certificate of incorporation on change of name of the Company dated 8 October 2018 issued by the Registrar of Companies in the Cayman Islands.

1.2	The third amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 5 April 2022 and effective immediately prior to the completion of the initial public offering of the Company’s ADSs representing its Shares (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company (the "Board") dated 8 September 2025 and 21 October 2025 (the "Resolutions").

1.4	A certificate of good standing dated 8 September 2025, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.5	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.6	The Registration Statement.

1.7	The Warrants to Purchase Ordinary Shares dated 9 September 2025 issued by the Company to each of the Selling Shareholders (the "Warrants").

1.8	The Securities Purchase Agreements dated 8 September 2025 between the Company and each of the Selling Shareholders (the "Securities Purchase Agreements, together with the Warrants, the "Transaction Documents").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	There is nothing contained in the minute book or corporate records of the Company (which other than the records set out in paragraphs 1.1 to 1.4 of the opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.4	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.5	The Company have received money or money's worth in consideration for the issue of the Resale Shares pursuant to the Securities Purchase Agreements. None of the Resale Shares were issued for less than par value.

2.6	At the time of the exercise of the Warrants into Warrant Shares in accordance with the terms and provisions of the Warrants (the "Exercise"):

(a)	the laws of the Cayman Islands (including the Companies Act (As Revised) (the "Companies Act")) will not have changed in such way as to materially impact the Exercise;

(b)	the Company will have sufficient authorised but unallotted and unissued Shares, in each case to effect the Exercise in accordance with the terms and provisions of the Warrants, the then effective memorandum and articles of association of the Company and the Companies Act;

(c)	the Company will not have been struck off or placed in liquidation;

(d)	the issue price for each Warrant Share to be issued upon the Exercise will not be less than the par value of such Warrant Share;

(e)	the terms and provisions of the Warrants relating to the Exercise will not have been altered, amended or restated; and

(f)	the then effective memorandum and articles of association of the Company will not contain anything which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising (i) 400,000,000 Ordinary Shares of a par value of US$0.0001 each, and (ii) 100,000,000 undesignated shares of a par value of US$0.0001 each, of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	The resale of the Shares by the Selling Shareholders as contemplated in the Registration Statement have been duly authorised by or on behalf of the Company. The Resale Shares are legally issued and allotted and (assuming the purchase price therefor has been paid in full) fully paid and non-assessable. The issue and allotment of the Warrant Shares have been duly authorised and when allotted, issued and paid for in accordance with the terms of the Transaction Documents, the Warrant Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3	In this opinion the phrase "non-assessable" means, with respect to the shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Maples and Calder (Hong Kong) LLP

Director's Certificate

October 21, 2025

To:           Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sirs

Belite Bio, Inc (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising (i) 400,000,000 Ordinary Shares of a par value of US$0.0001 each, and (ii) 100,000,000 undesignated shares of a par value of US$0.0001 each, of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles. All of the issued shares in the capital of the Company have been duly and validly authorised and issued and are fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares and the Company has received payment therefor).

4	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

5	The directors of the Company at the date of the each of the Resolutions and at the date of this certificate were and are as follows:

Yu-Hsin Lin

Hao-Yuan Chuang

Wan-Shan Chen

I-Ta Lu

John Michael Longo

Gary Clark Biddle

Xiao-Hui Chen

6	Each director of the Company considers the transactions contemplated by the Registration Statement and the Transaction Documents to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

7	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company, and neither the directors nor shareholders of the Company have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company's property or assets.

8	No interest in the Company constituting shares, voting rights or ultimate effective control over management in the Company is currently subject to a restrictions notice issued under the Beneficial Ownership Transparency Act (As Revised).

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Hao-Yuan Chuang
Name:	Hao-Yuan Chuang
Title:	Director